Exhibit 10.31

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

OPERATION AND MAINTENANCE AGREEMENT

(Reno, Nevada Facilities)

THIS OPERATION AND MAINTENANCE AGREEMENT (this “Agreement”) is made and entered into on this 5th, day of February 2024, by and between Orion Plant Services, Inc., an Alabama corporation (“Operator” or “Orion”), and New Rise Renewables Reno, LLC, a Delaware limited liability company (“Owner” or “New Rise”). Operator and Owner are referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

Recitals:

A. Owner is undertaking to contract for the operation and maintenance of the Facility (as hereinafter defined) located in or near Reno, Nevada.

B. Operator desires to provide operation and maintenance services to the Facility on the terms and conditions set forth in this Agreement.

C. Owner desires to appoint Operator to operate and maintain the Facility on the terms and conditions of this Agreement including the standards of performance established by this Agreement.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I.
DEFINITIONS AND INTERPRETATION

1.01        Definitions. When used in this Agreement, the following terms shall have the following meanings:

“Additional Work” is defined in Section 3.02.

“Affiliate” means, in relation to any Person, a Person that controls, is controlled by or is under common control with such Person. As used in this definition the terms “control,” “controlled by,” or “under common control with” shall mean the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities of such Person or the power or authority, through the ownership of voting securities, by contract, or otherwise, to direct the management, activities, or policies of such Person.

“Agreement” means this Operation and Maintenance Agreement, as amended from time to time.

“Applicable Laws” means the laws, rules, and regulations, including common law, of any Government Authority, that are applicable to the Facility or the Services to be provided by Operator hereunder.

“Approved Change Notice” is defined in Section 3.02.

“Base Rate” means the interest rate per annum equal to the lesser of (a) eighteen percent (18.0%) per annum, or (b) the maximum lawful rate from time to time permitted by law governing this Agreement.

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“Contractor” means a party other than Owner or an Owner Affiliate to a Project Contract, including Customers.

“Customer” means each buyer of Product and each Person that has agreed to purchase Product or placed an order for the purchase of Product.

“Dispute” means any dispute, controversy or claim (of any and every kind or type whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over jurisdiction.

“Effective Date” means the date of this Agreement.

“Emergency” means any situation which is likely to impose an immediate threat of injury to any individual or material damage or material economic loss to all or any part of the Facility or to any other property located at the Site.

“Environmental Exceedance” shall mean an exceedance as defined in Appendix K to Title 40, Part 50 of the Code of Federal Regulations when such exceedance is determined by a local, state, or federal agency to be the result of the Operator’s failure to operate the Facility in a reasonably prudent manner.

“EPC Contractor” shall mean Encore DEC.

“Extension Term” is defined in Section 2.02.

“Facility” means collectively Owner’s entire plant, laboratory, rail yard, tank yard and spare/long lead parts warehouse and related facilities (but excluding any pre-treatment plant) used in the production of Product and located at 611 Peru Drive, McCarran, Nevada.

“Facility Expenses” is defined in Section 8.02.

“Force Majeure Event” means any circumstance or event beyond the reasonable control of a Party including the following events:

(a) explosion, fire, nuclear radiation or chemical or biological contamination, hurricane, tropical storm, tornado, lightning, earthquake, flood, unusually severe weather, natural disaster, epidemic (or government response to epidemic), including supply-chain disruption not the fault of Service Provider any other act of God, and any other similar circumstance;

(b) war and other hostilities (whether declared or not), revolution, public disorder, insurrection, rebellion, sabotage, or terrorist action;

(c) failure of any third party supplier, where the failure is due to an event which constitutes force majeure under Owner’s or Operator’s contract with that party;

(d) any action taken by any Government Authority after the date of this Agreement, including any order, legislation, enactment, judgment, ruling, or decision thereof;

(e) Labor Disputes; and

(f) major equipment failure.

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but (i) no event or circumstance shall Force Majeure Event be determined to exist if such event or circumstance if such event would have been avoided or prevented had such party exercised due diligence in the performance of its obligations under this Agreement and (ii) Force Majeure Events shall expressly exclude a Party’s financial inability to perform hereunder.

“Government Approvals” means all permits, licenses, approvals, certificates, consents, concessions, acknowledgments, agreements, decisions, and other forms of authorizations from, or filing with, or notice to, any Government Authority.

“Government Authority” means any federal, state, local or municipal governmental body, and any govern- mental, regulatory, or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative policy, regulatory, or taxing authority or power, or any court or governmental tribunal.

“Home Office Support” is defined in Section 7.07.

“Initial Term” is defined in Section 2.02.

“Labor Disputes” means any national, regional, or local labor strikes, work stoppages, boycotts, walkouts, or other labor difficulties or shortages, including any of the foregoing which affects access to the Facility or the ability to ship or receive goods, including spare parts.

“Lien” means any liens for Taxes or assessments, builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, or carrier liens, or other similar liens.

“Loss” means any losses, liabilities, costs, expenses, claims, proceedings, actions, demands, obligations, deficiencies, lawsuits, judgments, awards, or damages.

“Manufacturer’s Recommendations” means the instructions, procedures, and recommendations which are issued by the manufacturer of any equipment used at the Facility relating to the operation, maintenance, or repair of such equipment, and any revisions or updates thereto from time to time issued by the manufacturer.

“Material Failure” means the failure to produce at least 50% of the Product Target over a single calendar month when such failure is the Operator’s sole fault.

“Mobilization and Start-Up Period” means the period from the Effective Date through and including the date Owner requests Operator to start normal operations of the Facility, which is anticipated to be seventeen (17) weeks, subject to adjustments as set forth in Section 7.02.

“Notice” is defined in Section 19.01.

“O&M Employees” means the employees of Operator who are engaged by Operator to perform Services under this Agreement, which initially will be Operator’s team described and set forth on Schedule 5 and Schedule 6.

“Operating Account” is defined in Section 9.03.

“Operating Period” means the period commencing on the date Owner requests Operator to commence normal operations of the Facility, subject to adjustments as set forth in Section 7.02, and ending upon termination of the term of this Agreement.

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“Operator Confidential Information” is defined in Section 16.03.

“Operator Events of Default” is defined in Section 11.01.

“Owner Confidential Information” is defined in Section 16.01.

“Owner Events of Default” is defined in Section 11.02.

“Owner’s Representative” means Owner’s “plant manager” of the Facility as designated by Owner from time to time as set forth in Section 5.04.

“Person” means any natural person, firm, corporation, company, voluntary association, general or limited partnership, limited liability company, joint venture, trust, unincorporated organization, Government Authority or any other entity, whether acting in an individual, fiduciary, or other capacity.

“Plant Manager” is defined in Section 5.03.

“Product” shall mean biodiesel fuel.

“Product Target” shall mean 3,000 barrels of biodiesel fuel meeting the specifications agreed to by the Owner and Operator per day.

“Project Contract” shall mean each commitment, contract or agreement entered into by Owner or any of its Affiliates and relating to the Facility and/or its operation, maintenance or repair (other than this Agreement and any other agreement between Owner and Operator), including without limitation any commitment, contract or agreement for sale of Product or for the purchase of materials or supplies used in the production of Product or operation of the Facility.

“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

“Retained Rights” is defined in Section 4.02.

“Safety Recordable” means a death or serious physical harm sustained by any person at the Facility that results in a citation under 29 C.F.R. § 1903.14.

“Services” means the services to be provided by Operator pursuant to this Agreement.

“Site” means the land on which all or any part of the Facility is built, including any adjacent working areas owned or leased by Owner, and all rights of way and access rights.

“Standing Procedures” means the operational and Site policies and procedures for the operation and maintenance of the Facility furnished by Owner and finalized by Owner and Operator during the Mobilization and Start-Up Period.

“Subcontract” means any contract for the supply of work or services in connection with the Services provided hereunder entered into between Operator and any Subcontractor.

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“Subcontractor” means any Person party to a Subcontract with Operator in connection with the subject matter of this Agreement.

“Successor Operator” is defined in Section 11.05.

“Tax” means any tax, duty, impost, and levy of any nature (whether state, local, or federal) whatsoever and wherever charged, levied, or imposed, together with any interest and penalties in relation thereto.

“Termination Date” is defined in Section 11.04.

“Termination Notice” is defined in Section 11.4.

1.02        Rules of Construction. In construing and interpreting this Agreement, the following rules of construction shall be followed:

(a)	words imparting the singular shall include the plural and vice versa;

(b)	a reference in this Agreement to any Article, Section, clause, or paragraph is, except where it is expressly stated to the contrary or the context otherwise requires, a reference to such Article, Section, clause, or paragraph herein;

(c)	headings are for convenience of reference only and shall not be used for purposes of construction or interpretation of this Agreement;

(d)	each reference to any Applicable Law shall be construed as a reference to such Applicable Law as it may have been, or may from time to time be, amended, replaced, or re-enacted and shall include any rule or regulation promulgated under any such Applicable Law;

(e)	the terms “hereof,” “herein,” “hereto,” “hereunder,” and words of similar or like import, refer to this entire Agreement and not any one particular Article, Section, Schedule, or other subdivision of this Agreement;

(f)	the word “including” and its syntactical variants means “includes, but not limited to” and corresponding syntactical variant expressions;

(g)	in computing any period of time prescribed or allowed under this Agreement, the Day of the act, event, or default from which the designated period of time begins to run shall be included and if the last Day of the period so computed is not a business day in the place where performance is due, then the period shall run until the close of business on the immediately succeeding business day; and

(h)	there shall be no presumption that an ambiguity should be construed in favor of or against Owner or Operator solely as a result of such Party’s actual or alleged role in the drafting of this Agreement.

ARTICLE II.
APPOINTMENT OF OPERATOR AND TERM; ADJUSTMENTS

2.01      Appointment. Owner hereby appoints Operator, and Operator accepts the appointment, to operate and maintain the Facility, and to perform the Services, on and subject to the terms and conditions of this Agreement.

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2.02      Term. The term of this Agreement shall commence on the Effective Date and unless sooner terminated as provided herein, shall continue in full force and effect until twenty-four (24) months after the Effective Date (“Initial Term”). At the Owner’s option, the term of this Agreement shall continue for an additional sixty (60) months (“Extension Term”). The Owner must give Notice (as defined below) at least one calendar year before the expiration of the Initial Term of its intent to exercise the Extension Term.

2.03      Annual Meetings/Adjustments. During the 11th month of each year of the Initial Term and Extension Term, Owner and Operator will meet to review the operations of the Facility and this Agreement and to discuss any changes or modifications needed to facilitate and/or improve the safe and profitable operation of the Facility. If the parties do not agree in writing to any such changes or modifications within thirty (30) days after such respective meeting, this Agreement shall continue without any changes or modifications.

ARTICLE III.
SCOPE OF SERVICES

3.01      Generally. Operator shall operate and maintain the Facility and perform the Services in accordance with the provisions of this Agreement. The scope of work to be performed by Operator during the Operating Period is generally described on Schedule 1 attached hereto (Operations) and Schedule 4 attached hereto (Maintenance).

3.02      Services. During the Mobilization and Start-Up Period, Operator will perform the Services indicated on Schedule 2 to be performed by Operator. During the Operating Period, Operator will (i) perform the services indicated on Schedule 1 to be performed by Operator, and (ii) under the direction of the Owner’s Representative, manage the Facility’s maintenance and repairs; provided, that while Operator will manage (oversee) the Facility’s maintenance and repairs, Operator shall only be required to perform the repairs and maintenance set forth on Schedule 4 that are to be performed by Operator. Major repairs, major maintenance and other work and services that are not specified on Schedule 1, Schedule 2, and/or Schedule 4 to be performed by Operator shall be the responsibility of Owner and performed by Owner or contracted by Owner to third party providers. Upon request by Owner, Operator will provide Owner with names of third party providers for Owner’s consideration. If Owner requests that Operator provide such additional work or services, Operator may elect to perform same, but any such additional work and/or services to be performed by Operator must be mutually agreed to by Owner and Operator, including the hourly rates and fees to be paid to Operator (such additional work and services agreed upon by Owner and Operator to be performed by Operator being referred to herein as “Additional Work”). Any such Additional Work shall be evidenced by an “Approved Change Notice” in the form attached hereto as Schedule 10 and signed by the Owner’s Representative and the Plant Manager, and a Party’s electronic signature shall be sufficient to bind such Party. Notwithstanding the foregoing, if Operator requests the Owner’s Representative’s approval of Additional Work (including additional overtime and/or Home Office Support under Article VII below) that is necessary for (i) Operator to comply with the instructions of Owner or the Owner’s Representative or (ii) the reasonable operation, maintenance and/or repair of the Facility, and Owner’s Representative does not promptly respond to such request (as opposed to denying such request), then Operator may at its election proceed with such Additional Work and Owner shall pay Operator for such Additional Work.

3.03      Operator to Act as Independent Contractor. Operator hereby agrees to carry out the functions of, and to act as, an independent contractor in the performance of the Services under this Agreement.

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3.04     Exclusions from Services. Except as expressly provided in this Agreement or as authorized by Owner or the Owner’s Representative from time to time, Operator shall not:

(a)	describe itself as agent or representative of Owner;

(b)	sell, lease, pledge, mortgage, encumber, convey, license, exchange, or make any other transfer, assignment, or disposition of the Facility or any other property or assets of Owner;

(c)	except for Disputes between Operator and Owner arising under this Agreement, settle, compromise, release or waive, or consent to the compromise, settlement, waiver, or release of, any claim, suit, debt, demand, or judgment against or due by Owner, or submit any such claim, dispute, or controversy to arbitration or judicial process, or stipulate to a judgment or consent with respect thereto;

(d)	make, enter into, execute, amend, modify, or supplement any Project Contract or any other contract or agreement on behalf of, or in the name of, Owner; or

(e)	exercise any of the Retained Rights.

3.05     Cooperation and Coordination with EPC Contractor and Owner’s Representative. Operator acknowledges that during the Mobilization and Start-Up Period the EPC Contractor may be in control of the Facility or parts thereof, and Operator agrees that it shall cooperate with all reasonable requests made by Owner and the EPC Contractor to achieve the completion of the Facility and prepare for the commercial operation of the Facility. Where Operator is not required to perform certain services for the operation and maintenance of the Facility and such services are provided by the EPC Contractor, Operator shall coordinate with the EPC Contractor to the extent required for the performance of its obligations hereunder and the efficient operation of the Facility.

During the Operating Period, the Operator agrees that it shall cooperate with the Owner’s Representative to ensure that the operation and maintenance of the Facility is performed in a manner required by Section 3.07below.

3.06     Risk of Loss. During the Operating Period, Operator shall be responsible for the operation and maintenance of the Facility (or portion thereof that Owner has requested Operator to commence operations) in accordance with this Agreement and shall ensure that all necessary services required to operate and maintain the Facility are properly performed in accordance with the terms hereof. Except as otherwise provided herein, risk of loss for the Facility shall remain with Owner.

3.07     Standard for Performance of Obligations. Operator shall operate and maintain the Facility as a Reasonable and Prudent Operator and perform all the Services hereunder in accordance with:

(a)	all Applicable Laws;

(b)	all Government Approvals applicable to the Facility and Operator;

(c)	the terms of this Agreement;

(d)	the Standing Procedures; and

(e)	the instructions of the Owner’s Representative, provided the Owner’s representative shall not control the manner or methods by which Operator performs the Services hereunder.

If Operator is aware of a conflict between any of the above requirements, Operator shall inform Owner, and Owner shall promptly resolve the conflict.

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Notwithstanding anything herein to the contrary, in no event shall Operator be required to operate the Facility if it determines in its reasonable opinion that to do so would violate any Applicable Laws, any Government Approvals or any applicable safety or environmental standards.

3.08     Government Approvals. Operator shall procure, obtain, maintain and comply with all Government Approvals, including all modifications, amendments and renewals of Governmental Approvals, which are required under any Applicable Laws for the performance of its obligations hereunder and which need to be procured and maintained by or in the name of Operator, excluding in all events all Government Approvals required for the Facility, which shall be Owner’s responsibility under Section 4.04below. Owner shall provide Operator with such assistance and cooperation as may reasonably be required in order to obtain and maintain all such Government Approvals.

3.09     Liens. Operator shall not permit any Lien to be filed or otherwise imposed on any part of the Facility or Site as a result of the performance of the Services or its engagement of any Subcontractor for the performance of the Services, unless such Lien arises from Owner’s failure to pay Operator the sums owed Operator hereunder. Notwithstanding the foregoing, Operator shall not be responsible for any Lien filed on the Facility or Site that was permitted by, or that arises out of or was caused by the actions or inactions of, Owner or its Affiliates.

3.10     Qualification to Operator’s Obligations. Operator shall: (i) not be liable to Owner for any Loss suffered or incurred by Owner or any third Person and (ii) be indemnified and held harmless by Owner for any Loss suffered or incurred by Operator or in respect of the claims of any third Person, to the extent in each such case that such Loss is as a result of:

(a)	Operator’s compliance with the terms of this Agreement (including Section 11.05), or any other agreement between Owner and Operator;

(b)	Any Project Contract;

(c)	Operator’s compliance with any instruction or direction given by Owner or the Owner’s Representative or any constraint imposed by Owner or the Owner’s Representative at any time upon Operator which is different from those otherwise provided by this Agreement;

(d)	Owner’s failure to comply with its obligations under this Agreement, including failure to procure the appropriate and suitable raw materials (as set forth in Exhibit A) and supplies for the production of Product and other items required under Section 4.0l(d), or under any other agreement between Owner and Operator, or under any Project Contract;

(e)	a design, manufacturing or construction defect in the Facility or any component incorporated therein;

(f)	the absence or lapse of any Government Approval, other than any absence or lapse resulting from Operator’s failure to comply with its obligations under Section 3.08;

(g)	Contractor’s failure to comply with its obligations under any Project Contract; or

(h)	inoperability of the Facility due to needed repairs, faulty equipment or machinery, lack of spare parts or otherwise except to the extent that it is the result of any gross negligence, willful misconduct or breach of this Agreement by Operator;

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(i)	inability of the Facility to produce the Product at the times and schedules and in the quantities requested by Owner; and/or

(j)	any acts or omissions of any Successor Operator.

ARTICLE IV.
RESPONSIBILITIES AND RIGHTS OF OWNER

4.01      Owner Responsibilities. Owner shall perform and be responsible for the following ongoing activities:

(a)	all matters set forth on Schedule 1, Schedule 2, and Schedule 4 that are specified therein (i) to be performed by Owner, or (ii) to be the responsibility of Owner;

(b)	providing all maintenance, repairs and replacements of equipment and machinery that are not specified on Schedule 4 as Operator’s responsibility;

(c)	providing Operator with all Standing Procedures, but upon request by Owner, Operator will assist Owner with the preparation of the Standing Procedures for an additional cost pursuant to a separate agreement to be entered into by Owner and Operator;

(d)	other than the Services to be provided by Operator under this Agreement, providing procurement of all appropriate and suitable buildings, facilities, equipment, machinery, parts, components, services, supplies and materials needed for the maintenance, repair and operation of the Facility and production of Product and adequate storage facilities for all such supplies, materials and Product;

(e)	providing and maintaining insurance in accordance with Section 14.01;

(f)	providing utilities reasonably required by Operator to perform the Services and to operate the Facility;

(g)	paying Operator the amounts owed under this Agreement and all Facility Expenses; and

(h)	complying, with Operator’s assistance, with all Owner requirements in Government Approvals identified in Section 4.04.

4.02      Owner shall retain all rights and powers relating to the operation and maintenance of the Facility not specifically granted to Operator under this Agreement (the “Retained Rights”), including the following rights and powers:

(a)	soliciting and accepting orders, and entering into commitments, contracts and agreements, for the sale and supply of raw product or feedstock and sale of Product to Owner’s Customers;

(b)	determining the times and schedules for the production of Product;

(c)	approval of all press releases and publicity material relating to the Facility;

(d)	approval and signing of any Project Contractt;

(e)	approval of any amendment to, waiver or revision of or termination of any Project Contract;

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(f)	conduct or resolution of any dispute in relation to any Project Contract;

(g)	other than routine and ordinary course matters regarding the operation and maintenance of the Facility, notification and communication with Government Authorities regarding the Facility;

(h)	access rights to enter and inspect the Facility by Owner’s employees or agents, to accompany or send prospective Customers to the Facility for review, including any environmental assessment or review, and to make repairs or improvements; prior to such access, notice shall be given to Operator, whenever it is reasonable to do so; and

(i)	reasonable office space for the Owner’s Representative, including access to high speed internet network connection, private phone line, access to copiers, fax machines, use of general office supplies, toilets, kitchen facilities, and capability to reserve conference rooms.

4.03      Review and Approval. Owner shall, except as expressly otherwise set forth in this Agreement, review in a timely fashion and not unreasonably withhold its approval of all items submitted by Operator to Owner for its approval.

4.04      Government Approvals. Owner shall procure, obtain, and maintain all Government Approvals required under any Applicable Law to be obtained in the name of Owner or otherwise for the operation and maintenance of the Facility. Operator shall provide Owner with such assistance and cooperation as may reasonably be required by Owner to obtain and maintain all such Government Approvals.

ARTICLE V.
O&M EMPLOYEES AND REPRESENTATIVES OF PARTIES

5.01      O&M Employees. Operator shall identify, recruit, interview, hire, contract with or otherwise engage the O&M Employees. The O&M Employees shall be qualified (and if required, licensed) in the duties to which they are assigned. The working hours, rates of compensation, and all other matters relating to the engagement of the O&M Employees shall be determined by Operator and approved by the client.

5.02      Employee Compliance with Regulations. Operator shall ensure that each O&M Employee shall at all times comply with Applicable Laws and Governmental Approvals applicable to the Site and the regulations and safety requirements of Owner at the Site.

5.03      Operator’s “Plant Manager” will act as the representative of Operator in connection with the operation and maintenance of the Facility. Operator shall notify Owner of the Plant Manager and any individual appointed in replacement thereof. The Plant Manager shall advise the Owner’s Representative on issues regarding the operation and maintenance of the Facility. The Plant Manager is authorized and empowered to act for and on behalf of Operator on all matters concerning this Agreement and its obligations hereunder, other than any amendments, modifications or waivers of this Agreement. In all such matters, Operator shall be bound by the written communications, directions, requests, and decisions given or made by the Plant Manager within the scope of its responsibilities. The Plant Manager is expressly authorized to approve Additional Work and approved by the owner.

5.04      Owner’s Representative. The Owner’s Representative shall act as the representative of Owner in connection with the operation and maintenance of the Facility, provided that during after-hours operation of the Facility (such as nights and weekends) when the Owner’s Representative is not on Site, or at other times when the Owner’s Representative will otherwise be unavailable, the Owner’s Representative shall designate a person on Site as the representative of Owner in lieu of the Owner’s Representative (the “Owner’s Representative Designee”). Owner shall notify Operator of the Owner’s Representative and any individual appointed in replacement of the Owner’s Representative. Owner’s Representative shall notify Operator of each Owner’s Representative Designee. The Owner’s Representative (and in his or her absence, the Owner’s Representative Designee) shall have full authority to act on behalf of Owner in all matters concerning the operation and maintenance of the Facility and the performance of Owner’s obligations under this Agreement, other than authority to agree to any amendments, modifications, or waivers of this Agreement. In all such matters, Owner shall be bound by the communications, directions, requests, and decisions given or made by the Owner’s Representative (and in his or her absence, the Owner’s Representative Designee) within the scope of its responsibilities. The Owner’s Representative is expressly authorized to approve Additional Work.

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5.05      Operator Employment of O&M Employees. All O&M Employees shall be employed by Operator and shall in no event be deemed to be the employees of Owner. Operator will be responsible for paying the salaries or other compensation and all benefits of such employees, meeting all governmental liabilities with respect to such employees, supervising and determining all job classifications, staffing levels, duties, and other terms of employment for the O&M Employees in accordance with Applicable Laws. Operator shall have full supervision and control over the O&M Employees and shall use all reasonable efforts to maintain appropriate order and discipline among its personnel.

ARTICLE VI.
INFORMATION AND REPORTS

6.01      Information. Owner shall provide Operator with all information in Owner’s possession reasonably necessary for Operator to carry out its duties hereunder.

6.02      Reports. Operator shall provide Owner with reports weekly, monthly, quarterly, and annually in a form reasonably approved by Owner. These reports shall be for informational purposes only and will not be the basis for any liability in contract, tort, or otherwise.

6.03      Notice of Certain Matters. Upon obtaining knowledge thereof, Operator or Owner, as applicable, shall notify the other of:

(a)	any litigation or claims, disputes, or actions, pending or threatened, concerning the Facility, any Project Contract, or the Services to be performed hereunder;

(b)	any lapse or termination of any Government Approval, or any refusal or threatened refusal to grant, renew, or extend, or any action pending or threatened that might affect the granting, renewal, or extension of any Government Approval;

(c)	any dispute with, or notice of violation or penalty issued by, any Government Authority; or

(d)	any other material information regarding operation or maintenance of the Facility.

6.04      Notice of Other Mattes. The Parties shall also notify each other as follows:

(a)	The Operator shall provide Notice to Owner as soon as possible in the event of any equipment failure or need of repair which is the responsibility of Owner;

(b)	With respect to any equipment procured by Owner, Owner shall deliver a copy of any relevant Manufacturer’s Recommendations or other industry information to Operator as soon as reasonably practicable following receipt thereof by Owner; and

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(c)	Operator shall notify Owner of any safety incidents within a reasonable period of time after the occurrence of such incident, except for any safety incident involving a significant event such as fires, explosions, or major injuries for which notice shall be provided to Owner within twenty four (24) hours of the occurrence of such incident.

ARTICLE VII.
STAFFING AND OPERATION PLAN

7.01      Operator Team. Operator contemplates it will staff the maintenance and operation of the Facility with a team of approximately sixty (60) Employees as set forth on Schedule 5 hereto. The job descriptions for this initial team are set forth on Schedule 6 hereto. Operator shall be entitled to increase or decrease the number of O & M Employees and change the job descriptions and/or duties of same as Operator deems necessary or appropriate to provide the Services and to maintain and operate the Facility in accordance with this Agreement, provided that Owner must agree to any increase above seventy (70) O&M Employees, which agreement shall not be unreasonably withheld.

7.02      Staffing Schedule. During the Mobilization and Start-Up Period, the parties acknowledge the number of O & M Employees will gradually increase and the staffing schedule will vary due to the Services to be provided during the Mobilization and Start-Up Period. Operator contemplates its team will increase during this period in accordance with the “Teammate Ramp Up Schedule” attached as Schedule 7, but Operator shall be entitled to alter such Ramp Up Schedule as is necessary to prepare Operator’s team to operate the Facility. While the Mobilization and Start Up Period is anticipated to be seventeen (17) weeks, the Parties acknowledge that Owner may request that Operator commence operation of the Facility sooner or in stages, so that operation of a portion of the Facility (such as the hydrogen plant) may commence before the rest of the Facility, and if so, there may be an overlap of the Mobilization and Start Up Period and Operating Period with respect to different portions of the Facility. Operator will use its best efforts to meet Owner’s requests to commence operation of the Facility (or portions thereof) prior to the end of the anticipated 17-week Mobilization and Start Up Period, provided Owner gives Operator adequate advance notice of Owner’s expectations and requests. It is contemplated the O&M Employees will work forty (40) standard hours per week during the Mobilization and Start-Up Period. When the Operator Team has been fully staffed and trained and the Facility is ready for full operation, the Operator Team will shift to a standard “Dupont Schedule” with 4 shifts as shown on Schedule 8 hereto, and operate the Facility 24 hours a day, 7 days a week. Any adjustments to this shift schedule must be approved by the Owner’s Representative and Operator. The Operator may also shift to a “Dupont Schedule” for only a portion of the Facility if Owner requests Operator to commence operation of the Facility in stages.

7.03      Deviation. Operator shall notify Owner of any material deviations or discrepancies from the projections contained in Section 7.01 or 7.02 above and, upon request by Owner, Operator shall meet with Owner to discuss the effect of same on the Services, the operation of the Facility, the projected sums to be paid by Owner to Operator hereunder and any potential amendments or modifications that may need to be made to this Agreement or the Services or any improvements or modifications of the Facility or operation of the Facility due to such deviations.

7.04      Overtime-Operations Personnel. During the Operating Period, the O&M Employees listed under “Operations Teammates” will each work shifts based on the Dupont Schedule which will include regularly scheduled overtime hours. Any additional hours of overtime must be approved by Operator and Owner’s Representative pursuant to an Approved Change Notice (or as otherwise set forth in Section 3.02), and will be invoiced to Owner overtime rates.

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7.05      Overtime-Maintenance Personnel. The O&M Employees listed under “Maintenance Teammates” will work forty (40) standard hours per week. If any of such Maintenance Teammates are needed for additional hours of work during any week due to any Facility maintenance issues, such additional hours will be invoiced to Owner at overtime rates.

7.06      Office Teammates. It is contemplated the O&M Employees listed under “Office Teammates” will work forty (40) standard hours per week

7.07      Home Office Support. In addition to the work and services to be provided by the O&M Employees, Operator contemplates it will need support and assistance in providing the Services from Operator’s home office, including for such matters as training, hiring/staffing and safety audits (“Home Office Support”), especially during the Mobilization and Start Up Period. Any such support and services shall be invoiced to Owner in advance based on hourly rates and estimates prepared by Operator in accordance with Section 9.02 below, and shall be paid by Owner to Operator in accordance with Section 9.02.

ARTICLE VIII.
RESPONSIBILITY FOR COSTS AND EXPENSES

8.01      Owner and Operator Responsibility; Procurement of Materials and Services. Owner shall be responsible for the procurement of and shall pay all Facility Expenses.

8.02      Facility Expenses. “Facility Expenses” shall mean the aggregate of all costs and expenses incurred that are needed for the safe, efficient and profitable operation of the Facility (other than the Services to be provided by Operator), and shall include:

(a)	the compensation, benefits and other sums owed the Owner’s Representative and any other Owner employees;

(b)	the cost of all buildings, facilities, utilities, warehousing, shipping, spares, tools, equipment, machinery, consumables, materials, chemicals, and supplies procured in accordance with the provisions of this Agreement;

(c)	capital expenditures, repair costs, and replacement costs;

(d)	the cost of information technology;

(e)	all Taxes chargeable with respect to the ownership and operation of the Facility in accordance with Section 9.05;

(f)	all fines by Federal, State, or local entities for violation of laws related to the operation of the Facility, provided, however, that any such fine shall not be determined to be the result of Operator’s failure to operate the Facility in a reasonably safe or prudent manner;

(g)	all other costs except those that are expressly stated in this Agreement to be the responsibility of Operator; and

(h)	all other costs reasonably incurred in the performance of Owner’s duties under this Agreement.

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8.03      Limitations. Operator shall be entitled (but not obligated) to pay any Facility Expenses if:

(a)	Owner or the Owner’s Representative approves the expenditure; or

(b)	such expenditure is necessary to remedy an Emergency and is otherwise incurred in compliance with Article XVII.

Owner shall promptly reimburse Operator for all such sums expended upon request by Operator with appropriate documentation of such expense.

ARTICLE IX.
PAYMENT FOR SERVICES

9.01      Fee Structure. Owner shall pay Operator monthly fees (“Fees”) for (i) HR Load”, [***]. If Owner desires that Operator provide Additional Work as set forth in Section 3.02, such Additional Work and the rates and fees for same must be mutually agreed to by Owner and Operator as set forth in Section 3.02.

9.02      Operator Fee. The Operator Fee will be calculated based on the percentage of Operations Teammates and Maintenance Teammates positions hired from the beginning of the Term:

Percentage of Positions Hired	Total Positions	Operator Fee
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

9.03      Payment of Fees and Facility Expenses. Owner and Operator shall open a joint account with check-writing privileges at a federally-insured depository institution reasonably acceptable to both parties (“ Operating Account”). Owner will continuously maintain a balance in the Operating Account greater than the total of all Facility Expenses, HR Load, and Operator Fee payable for that calendar month. Operator may disburse funds from the Operating Account for compensation, benefits, and payroll taxes for Operator Employees, for all supplies reasonably necessary for Operator to perform the Services as set forth in Article III, and Facility Expense. Operating Account disbursements for Facility Expenses above $_________ must be jointly approved by Owner and Operator.

9.04      Performance Goals and Payments. The parties agree to the following performance goals during the Term, measured at the day ending each six-month period from the beginning of the Term:

Months	0-6	7-12	3-18	19-24	25-30	31-36	Thereafter
Percentage of Products Target	[***]	[***]	[***]	[***]	[***]	[***]	[***]

(a)	Performance Incentive. In the event that Operator meets the Percentage of Product Target goal set out in this Section 9.04 for a given six-month period, Owner will pay an incentive to Operator equal to [***] of the Operator Fee earned during the previous six months.

(b)	Performance Penalty. In the event that Operator does not meet the Percentage of Product Target goal set out in this Section 9.04 for a given six-month period, Operator will pay a penalty to Owner equal to [***] of the Operator Fee earned during the previous six months; provided, h()’TJ)ever, that in the first such six-month period no penalty will be due unless the Facility has been proven capable of production at [***] of the Product Target. Notwithstanding this provision, no Performance Penalty will apply when products or production fails to meet contract requirements for any reason unless Operator is solely responsible for such loss of product or production. The Performance Penalty described in this Section is meant to constitute liquidated damages and is the Owner’s sole remedy for the Operator’s failure to meet the Product Target.

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9.05      Taxes. Owner shall be responsible for all Taxes owed with respect to the ownership and operation of the Facility, provided Operator shall be responsible for the payment of any income or similar tax assessed or based upon the gross or net income of Operator.

9.06      Attorney Fees. If Operator engages an attorney to collect any sums owed by Owner to Operator under this Agreement and Operator prevails in such collection efforts, Owner shall also pay the reasonable attorney fees and other costs of collection incurred by Operator.

ARTICLE X.
FORCE MAJEURE

10.01    Nonperformance. Neither Party shall be in default in the performance of any of its obligations under this Agreement or liable to the other Party for failing to perform its obligations hereunder (other than the obligation to pay money when due) to the extent prevented by the occurrence of a Force Majeure Event.

10.02    Obligation to Diligently Cure Force Majeure. The Party affected by a Force Majeure Event shall:

(a)	provide prompt Notice to the other Party of the occurrence of the Force Majeure Event, which Notice shall provide details with respect to the circumstances constituting the Force Majeure Event, an estimate of its expected duration, and the probable impact on the affected Party’s performance of its obligations hereunder;

(b)	use all reasonable efforts to continue to perform its obligations hereunder;

(c)	take all reasonable action to correct or cure the event or condition constituting the Force Majeure Event;

(d)	use all reasonable efforts to mitigate or limit the adverse effects of the Force Majeure Event and damages to the other Party, to the extent such action would not adversely affect its own interests; and

(e)	provide prompt Notice to the other Party of the cessation of the Force Majeure Event.

ARTICLE XI.
EVENTS OF DEFAULT AND REMEDIES

11.01    Operator Events of Default. The following circumstances shall constitute events of default on the part of Operator (“Operator Events of Default”) under this Agreement:

(a)	the bankruptcy, insolvency, dissolution, or cessation of the business of Operator;

(b)	Operator fails to obtain and maintain insurance required to be obtained and maintained by it under this Agreement which failure continues for thirty (30) Days after Operator’s receipt of Notice of such failure from the Owner;

(c)	Operator assigns its rights under this Agreement except as permitted hereunder; or

(d)	Operator ceases to provide the Services required to be performed by it hereunder for [***] after Notice from Owner except as required or permitted hereunder.

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11.02    Owner Events of Default. The following circumstances shall constitute events of default on the part of Owner (“Owner Events of Default”) under this Agreement:

(a)	the bankruptcy, insolvency, dissolution, or cessation of the business of Owner;

(b)	Owner fails to obtain and maintain insurance required to be obtained and maintained by it under this Agreement which failure continues for [***] after Owner’s receipt of Notice of such failure from Operator;

(c)	a material failure by Owner to perform its obligations hereunder which continues for [***] after Owner’s receipt of Notice of such failure, unless Owner commences to cure such failure within said [***], diligently pursues such cure, and cures such failure within a reasonable period of time; or

(d)	a default by Owner in its payment obligations to Operator, unless Owner has cured such breach within [***] from receipt of Notice from Operator.

11.03    Remedies. Upon the occurrence and during the continuance of an Operator Event of Default, Owner shall have the right, in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement; and (ii) subject to Article XVIII, pursue any and all other remedies available at law or in equity. Upon the occurrence and during the continuance of an Owner Event of Default, Operator shall have the right, in its sole and absolute discretion, to do any or all of the following: (i) terminate this Agreement; and (ii) subject to Article XIII pursue any and all other remedies available at law or in equity.

11.04    Termination Procedure. In the event of an Operator Event of Default or Owner Event of Default, the non-defaulting Party may give a Notice of termination to the other Party (a “Termination Notice”) which shall specify in reasonable detail the circumstances giving rise to the Termination Notice. This Agreement shall terminate on the date specified in the Termination Notice (“Termination Date”), which date shall not be earlier than the date upon which the applicable Party is entitled to effect such termination as provided herein. All Termination Notices and all Notices of Default shall be given in accordance with Article XIX.

11.05    Successor to Operator. Upon receipt of a Termination Notice from Owner (whether under Section 11.04 or Section 11.07):

(a)	Operator shall use reasonable efforts to facilitate the turnover of the operation and maintenance of the Facility to any Person designated by Owner in the Termination Notice to provide administrative and advisory services in connection with the operation and maintenance of the Facility (the “Successor Operator”) so as not to disrupt the normal operation and maintenance of the Facility and shall provide the Successor Operator with full access to the Facility and to all relevant information, data, and records relating thereto and accede to all reasonable requests made by such Persons in connection with preparing for taking over the operation and maintenance of the Facility, including reasonable access to O&M Employees for the purposes of transitioning incumbent personnel. If Owner does not specify a Successor Operator in the Termination Notice, Operator will shut down the Facility and put the Facility in a safe condition.

(b)	Promptly after termination, Operator shall deliver to Owner or to the Successor Operator all property in its possession or under its control owned by Owner or leased or licensed to Owner. All spares, supplies, consumables, special tools, operating logs, books, records, operation and maintenance manuals, and any other items furnished by or at direct cost to Owner shall be left at the Site; provided Operator shall be entitled to retain copies of any of the foregoing that Operator deems necessary or useful in defending any claims by Owner or prosecuting any claims by Operator.

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(c)	Upon Notice from Owner to Operator, following the Termination Date and for a period of up to ninety (90) days following the Termination Date, Operator shall provide the services of its O&M Employees as may be required by Owner to enable Owner to (i) operate and maintain the Facility and (ii) train any Successor Operator. The Notice invoking this provision shall be included in the Termination Notice provided in Section 11.04 or Section 11.07, and shall provide Owner’s good faith estimate of how many days Operator’s services will be required post-Termination Date, up to the ninety (90) days specified herein.

(d)	Owner shall pay Operator (as Additional Work hereunder) for all work and services provided by Operator under this Section 11.05.

11.06    Termination by Operator. Upon termination by Operator, Operator shall have no further obligation to provide any of the Services, but Owner shall remain obligated to pay all Fees owed Operator hereunder, including the Monthly Minimum Fees for the remainder of the term of this Agreement had this Agreement not been terminated, and if Operator elects, Operator shall be entitled (but not obligated) to shut down the Facility and put the Facility in a safe condition, and Owner shall pay Operator (as Additional Work hereunder) for all work and services provided by Operator to shut down the Facility and put the Facility in a safe condition.

11.07    Termination Without Cause. In addition to the above right to terminate this Agreement upon an Operator Event of Default, Owner shall be entitled to terminate this Agreement at any time for any reason upon at least ninety (90) days Notice to Operator, provided that Owner shall pay Operator (i) a cancellation fee as set out in the table below within thirty (30) days after such Notice, and (ii) as and when due all of the Monthly Fees for services rendered by Operator prior to and after such Notice through the Termination Date, and (as Additional Work hereunder) all services provided through the date the Facility can be shut down or turned over to a Successor Operator (and thereafter if requested by Owner) under Section 11.05.

Termination in the First Year after execution of this agreement:	$1,200,000.
Termination in the Second Year after execution of this agreement:	$900,000.

11.08    Survival of Certain Provisions. The obligations of the Parties in Articles XI, XII, XIII, XVI and XVIII and Sections 3.09, 9.03, 9.05, 9.06, 20.02, 21.06 and 21.09 shall survive the termination or expiration of this Agreement.

ARTICLE XII.
INDEMNIFICATION

12.01    Loss or Damage to the Facility. Owner acknowledges that it is required to carry casualty insurance on the Facility and Owner’s other property as set forth in Section 14.01 below, and that Operator shall therefore have no liability for any physical loss or damage to the Facility or other property of Owner to the extent such loss or damage is covered by such insurance (or would be covered by such insurance if in effect). If such loss or damage is not covered by such insurance, Operator shall have liability therefor only to the extent it has been determined to be caused by Operator’s gross negligence or willful misconduct and in all events subject to Article XIII below.

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12.02    Operator Indemnity. To the extent not covered by insurance carried or required to be carried by Owner or Operator hereunder, and subject to Article Article XIII below, Operator shall indemnify, defend, and hold harmless Owner against any and all Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death, and in respect of loss of or damage to any third party property, to the extent that the same arises out of:

(a)	any breach by Operator of its obligations hereunder; and/or

(b)	any gross negligence or willful misconduct of Operator.

12.03    Owner Indemnity. To the extent not covered by insurance carried or required to be carried by Owner or Operator hereunder, and subject to Article Article XIII below, Owner shall indemnify, defend, and hold harmless Operator against any and all Losses of whatever kind and nature, including all related costs and expenses incurred in connection therewith, in respect of personal injury to or death, and in respect of loss of or damage to property, to the extent that the same arises out of:

(a)	any breach by Owner of its obligations hereunder;

(b)	any gross negligence or willful misconduct of Owner; and/or

(c)	any of the matters set forth in Section 3.10.

ARTICLE XIII.
LIMITATION OF LIABILITY

13.01     Limitation of Liability. Notwithstanding anything contained in this Agreement to the contrary, the aggregate amount of damages, compensation, or other such liabilities payable by Operator under this Agreement, whether pursuant to the indemnities under Article XII above or otherwise, shall be limited to, and shall in no event exceed in the aggregate for the entire term of this Agreement (or thereafter), an amount equal to [***].

13.02    CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT OR UNDER ANY CAUSE OF ACTION RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT INCLUDING NEGLIGENCE, STRICT LIABILITY, PROFESSIONAL LIABILITY, PRODUCT LIABILITY, CONTRIBUTION, OR ANY OTHER CAUSE OF ACTION FOR SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING LOSS OF PROFIT, LOSS OF USE, LOSS OF OPPORTUNITY, LOSS OF REVENUES, OR LOSS OF GOOD WILL; PROVIDED THAT THE FOREGOING SHALL NOT APPLY TO THE FEES TO BE PAID TO OPERATOR UNDER THIS AGREEMENT.

ARTICLE XIV.
INSURANCE

14.01    Owner’s Insurance. Owner shall obtain and maintain insurance for (i) physical loss or damage to the Facility and all other property of Owner on the Site, and (ii) general liability insurance and other insurance relating to the Facility, all as described in Schedule 9 hereto, from a carrier or carriers holding and continuing to hold an A.M. Best Rating of “A” or above. Operator shall be named as an additional insured on all liability policies and, to the extent allowed by Law, all property loss policies maintained by Owner. Promptly after having obtained such policy or policies, Owner shall provide Operator with copies of such policies. The insurance maintained by Owner shall contain a clause to the effect that the insurers have agreed to waive all rights of subrogation against Operator and shall provide for thirty (30) days’ Notice to be given to Operator prior to any cancellation or material modification of such policies. All policies obtained by Owner relating to the Facility shall be primary to any insurance taken out by Operator covering the same risks.

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14.02    Operator’s Insurance. Operator shall obtain and maintain the insurance required of Operator on Schedule 9 from a carrier or carriers holding and continuing to hold an A.M. Best rating of” A” or above. Owner shall be named as an additional insured on all liability policies maintained by Operator. Promptly after having obtained such policy or policies, Operator shall provide Owner with copies of such policies. The insurance maintained by Operator (except workers’ compensation) shall contain a clause to the effect that the insurers have agreed to waive all rights of subrogation against Owner and shall provide for thirty (30) days’ Notice to be given to Owner prior to any cancellation or material modification of such policies.

14.03    Disclosure of Claims. Each Party shall promptly notify the other Party of any claim with respect to any of the insurance policies referred to in Sections 14.01 and 14.02, accompanied by full details of the incident giving rise to such claim. Each Party shall afford to the other Party all such assistance as may reasonably be required for the preparation and negotiation of insurance claims, save where such claim is against the Party required to give assistance.

ARTICLE XV.
ASSIGNMENT

Operator shall not assign or otherwise transfer all or any of its rights under this Agreement without the prior written consent of Owner which consent will not be unreasonably withheld; provided that no such consent is required for assignment or grant of a security interest to any Person for purposes of any financing arrangement. Operator shall not assign or otherwise transfer all or any of its rights under this Agreement without obtaining any Governmental Approval which may be required for such assignment or transfer under Applicable Law. Any assignment by Owner of its rights under this Agreement shall not release or relieve Owner of its obligations hereunder.

ARTICLE XVI.
CONFIDENTIALITY

16.01    Owner Confidential Information. Subject to Section 16.02, Operator shall keep confidential and will not disclose to any Person any confidential or proprietary information, data, documents, manuals, computer software, secrets, transactions, or affairs of or relating to Owner, the Facility or the Project Contracts (the “Owner Confidential Information”).

16.02    Operator Permitted Disclosure. The restrictions on disclosure of Owner Confidential Information by Operator shall not apply to the following:

(a)	any matter which is already generally available to Operator or in the public domain other than through unauthorized disclosure by Operator or is otherwise known to Operator from a source that is not in violation of a confidentiality obligation to Owner;

(b)	any disclosure which may reasonably be required for the performance of Operator’s obligations under this Agreement; or

(c)	any disclosure which may be required for the compliance by Operator with Applicable Laws or for the purposes of legal proceedings, if Operator has notified Owner prior to any such disclosure.

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16.03    Operator Confidential Information. Subject to Section 16.04, Owner shall keep confidential and will not disclose to any Person any information, data, documents, secrets and affairs relating to Operator and designated by Operator as confidential or proprietary (the “Operator Confidential Information”).

16.04    Owner Permitted Disclosure. The restrictions on disclosure of Operator Confidential Information by Owner shall not apply to the following:

(a)	any matter which is already generally available to Owner or in the public domain other than through unauthorized disclosure by Owner or is otherwise known to Owner from a source that is not in violation of a confidentiality obligation to Operator;

(b)	any disclosure which may reasonably be required for the performance of Owner’s obligations under this Agreement; or

(c)	any disclosure which may be required for the compliance by Owner with Applicable Laws or for the purposes of legal proceedings, if Owner has notified Operator prior to any such disclosure.

ARTICLE XVII.
EMERGENCIES

17.01    Notice; Further Action. In the event of an Emergency, Operator shall notify the Owner’s Representative of the Emergency as soon as practicable following the occurrence thereof, which notice shall include any action being taken by Operator in response thereto and any expenditures incurred, or expected to be incurred, by Operator in connection with such Emergency. Following such notification, at the request of the Owner’s Representative, the Parties shall discuss without delay the further actions, which should be taken as a result of the Emergency and the estimated expenditure, associated therewith. Any communication with the news media or local officials made by Operator shall provide only enough information to satisfy immediate public concern.

17.02    Owner’s Notice. If Owner believes that an Emergency has arisen in relation to the Facility, Owner shall give Notice to Operator specifying the nature of the Emergency which it has identified and the manner in which it requests such Emergency to be rectified. If Operator is unable or fails to comply with such Notice promptly, Owner or its designees shall have the right to take such actions as may be necessary to rectify the Emergency, and Owner shall inform Operator in writing of the actions taken by Owner within five (5) days.

ARTICLE XVIII.
DISPUTE RESOLUTION

18.01    Negotiation. In the event that any claim, dispute or controversy arising out of or relating to this Agreement (including the breach, termination or invalidity thereof, and whether arising out of tort or contract) cannot be resolved informally within thirty (30) days after the Dispute arises, either Party may give written notice of the Dispute (a “Dispute Notice”) to the other Party requesting that a representative of Owner’s senior management and Operator’s senior management meet in an attempt to resolve the Dispute. Each such management representative shall have full authority to resolve the Dispute and shall meet at a mutually agreeable time and place within thirty (30) days after receipt by the non-notifying Party of such Dispute Notice, and thereafter as often as they deem reasonably necessary to exchange relevant information and to attempt to resolve the Dispute. In no event shall this Section 18.01 be construed to limit either Party’s right to take any action under this Agreement. The Parties agree that if any Dispute is not resolved within sixty (60) days after receipt of the Dispute Notice given in this Section 18.01, then either Party may initiate litigation in accordance with Section 18.02.

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18.02    Litigation. Any lawsuit arising from or under or relating to this Agreement or the transactions contemplated hereunder shall be filed and litigated in state or federal court located in or having jurisdiction over Washoe County, Nevada. THE PARTIES WAIVE ALL RIGHTS TO A JURY TRIAL IN ANY SUCH LITIGATION OR PROCEEDING.

18.03    Continuation of Work During Dispute. Notwithstanding any Dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of Disputes, provided Operator shall not be required to continue providing Services if Owner is not paying Operator the Fees under Article IX.

ARTICLE XIX.
NOTICES

19.01    Notice. Except for notices to the Owner’s Representative or the Plant Manager relating to the day to day operation and/or maintenance of the Facility, any notice, consent, approval or other communication relating to this Agreement (each a “Notice”) shall be in writing and shall be personally delivered, sent by pre-paid mail or by a courier or transmitted by facsimile or email to a Party as follows (or to such other address or facsimile number or email address as the Party may substitute by Notice in accordance with this Section 19.01 after the date of this Agreement):

To Owner:

New Rise Renewables Reno, LLC
Attn:

with a copy to:

To Operator:

Orion Plant Services, Inc.

Attn: Bill Groves, President

3515 Hurricane Bay Drive

Theodore, AL 36582

with a copy to:

Bill Daniels

Burr & Forman LLP

11 N Water Street Suite 22000

Mobile, Alabama 36606

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19.02    Effective Time of Notice. A Notice given to a Party in accordance with this Article XIX shall be deemed to have been given and received:

(a)	if personally delivered to a Person’s address, on the day of delivery;

(b)	if sent by courier or prepaid mail, on the day of delivery; and

(c)	if transmitted by facsimile or email, on the day of transmission.

ARTICLE XX.
REPRESENTATIONS AND WARRANTIES

20.01    Representations and Warranties by Each Party. Each Party represents and warrants to the other Party as to itself, that, as of the date hereof:

(a)	it is duly organized and validly existing under the laws of its jurisdiction of its organization and has all requisite company power and authority to own its property and assets and conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b)	it has the company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder;

(c)	it has taken all necessary action to authorize its execution, delivery and performance of this Agreement, and this Agreement constitutes the valid, legal and binding obligation of such Party enforceable against it in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors or by general equitable principles (whether considered in a proceeding in equity or at law);

(d)	no Government Approval is required for (i) the valid execution and delivery of this Agreement or (ii) the performance by such Party of its obligations under this Agreement, except such as (A) have been duly obtained or made or (B) can reasonably be expected to be obtained or made when needed

(e)	none of the execution or delivery of this Agreement, the performance by such Party of its obligations in connection with the transactions contemplated hereby, or the fulfillment of the terms and conditions hereof shall: (i) conflict with or violate any provision of its organizational documents, (ii) conflict with, violate or result in a breach of, any Applicable Law currently in effect, or (iii) conflict with, violate or result in a breach of, or constitute a default under or result in the imposition or creation of, any security under any agreement or instrument to which it is a Party or by which it or any of its properties or assets are bound;

(f)	no meeting has been convened for its dissolution or winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding or threatened for its dissolution or winding-up; and

(g)	it is not a party to any legal, administrative, arbitral or other proceeding, investigation or controversy pending, or, to the best knowledge of such Party, threatened, that would materially adversely affect such Party’s ability to perform its obligations under this Agreement.

20.02    Additional Owner Covenants. Owner further covenants, represents and warrants to Operator that neither Owner nor any of its Affiliates nor any Successor Operator will solicit or hire any O&M Employee at any time during the term of this Agreement or during the six (6) month period after termination or expiration of this Agreement.

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ARTICLE XXI.
MISCELLANEOUS

21.01    Severability. The invalidity or unenforceability, in whole or in part, of any of the sections or provisions of this Agreement shall not affect the validity or enforceability of the remainder of such sections or provisions. If any material provision of this Agreement is held invalid or unenforceable, the Parties shall promptly renegotiate in good faith new provisions to replace such invalid or unenforceable provision so as to restore this Agreement as nearly as possible to its original intent and effect.

21.02    Entire Agreement. This Agreement, including the schedules hereto, contains the complete agreement between Owner and Operator with respect to the matters contained herein and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof.

21.03    Amendment. No modification, amendment, or other change to this Agreement will be binding on any Party unless executed to in writing by both Parties, which must be signed by two (2) officers of Operator to be binding on Operator.

21.04    Additional Documents and Actions. Each Party agrees to execute and deliver to the other Party such additional documents and to take such additional actions and provide such cooperation as may be reasonably required to consummate the transactions contemplated by, and to effect the intent of, this Agreement.

21.05    Schedules. The schedules to this Agreement form part of this Agreement and will be of full force and effect as though they were expressly set out in the body of this Agreement. In the event of any conflict between the other terms, conditions, and provisions of this Agreement and the schedules, the other terms conditions, and provisions of this Agreement shall prevail.

21.06    Interest for Late Payment. Any amount due to a Party pursuant to this Agreement and remaining unpaid after the date when payment was due shall bear interest from the date such payment was due until paid at a rate equal to the Base Rate in effect from time to time.

21.07    Services Only Contract. This Agreement provides solely that Operator shall provide Services to Owner and shall otherwise perform in accordance with the terms and conditions hereof. Operator does not and will not have any title to raw materials or Product or any form of the raw materials or Product at any stage of the Services.

21.08    Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which shall be deemed one and the same Agreement.

21.09    Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Alabama.

21.10    No Third Party Beneficiary. This Agreement is for the sole and exclusive benefit of the Parties hereto and shall not create a contractual relationship with, or cause of action in favor of, any third party.

21.11    No Partnership. Nothing in this Agreement shall be construed to create a partnership, joint venture or any other relationship of a similar nature between the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

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OWNER:

NEW RISE RENEWABLES RENO, LLC

By:	/s/ Randy Soule
Name:	Randy Soule
Title:	Manager

OPERATOR:

ORION PLANT SERVICES, INC.

By:	/s/ Charlie Schlute
Name:	Charlie Schlute
Title:	PM

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SCHEDULE I

OPERATIONS

SCHEDULE 2

SCHEDULE 3

SCHEDULE 4

SCHEDULE 5

SCHEDULE 6

SCHEDULE 7

SCHEDULE 8

SCHEDULE 9

Owner’s Required Insurance Policies:

SCHEDULE 10

APPROVED CHANGE NOTICE